UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 10, 2010
Date of Report (Date of earliest event reported)
lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33608 (Commission File Number)	20-3842867 (IRS Employer Identification No.)
2285 Clark Drive
Vancouver, British Columbia
Canada, V5N 3G9
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.
     On June 8, 2010, Dennis J. Wilson, founder and Chairman of the Board of Directors of lululemon athletica inc. (the “Company”) informed the Company that he intends to establish a pre-arranged stock trading plan to sell a portion of his stock in the Company over time as part of his individual long-term strategy for asset diversification and liquidity. Mr. Wilson indicated that he intends to adopt the stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s policies regarding stock transactions.
     Rule 10b5-1 permits insiders to implement written, pre-arranged stock trading plans when they are not in possession of material non-public information. These plans establish predetermined trading parameters that do not permit the person adopting the plan to exercise any subsequent influence over how, when, or whether to effect trades. Using these plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact, and avoid concerns about transactions occurring at a time when they might possess inside information.
     Under the plan Mr. Wilson proposes to adopt, he would sell up to 3 million shares of the Company’s common stock over a period of up to two years. The shares sold under the plan would include shares of the Company’s common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson. Lulu Canadian Holding, Inc. is an indirect wholly-owned subsidiary of the Company. Exchangeable shares of Lulu Canadian Holding, Inc. may be exchanged on a one-for-one basis for shares of the Company’s common stock. If Mr. Wilson completed all the planned sales under this Rule 10b5-1 trading plan, he would beneficially own approximately 21.3 million shares (approximately 30.1%) of the Company’s outstanding common stock and common stock issuable upon exchange of exchangeable shares.
     Mr. Wilson indicated that the transactions under this plan would commence no earlier than July 15, 2010 and will be disclosed publicly through required filings with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.
Dated: June 10, 2010	/s/ John E. Currie
John E. Currie
Chief Financial Officer